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                                  EXHIBIT 21.1

                                NEXTHEALTH, INC.
                               SUBSIDIARY SCHEDULE



Subsidiaries                                         State of Incorporation          Doing Business As
------------                                         ----------------------          -----------------
Sierra Tucson, Inc.                                         Arizona

Sierra Tucson AC, Inc. (STAC)                               Arizona

Sierra Tucson Educational Materials, Inc.                   Arizona
(STEM)

Onsite Workshops, Inc. (inactive)                           Arizona

Sierra Healthstyles, Inc.                                   Arizona                         Miraval

NextHealth Water Resources, Inc.                            Arizona

Hilton Head Health Institute, Inc. (inactive)               Arizona

Soften, LLC                                                 Delaware                 Sierra Tucson